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                                                             EXHIBITS 5 and 23.2

                          Taft, Stettinius & Hollister
                             1800 Star Bank Center
                               425 Walnut Street
                          Cincinnati, Ohio 45202-3957
                                 June 12, 1997

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         We have acted as counsel for Duramed Pharmaceuticals, Inc. (the "Company") in connection with its filing of a Registration Statement on Form S-3 concerning the registration of up to 2,976,246 shares of common stock, $.01 par value (the "Common Stock"), which may be sold by the Selling Shareholders identified in the Registration Statement. The shares of Common Stock being registered may be issued by the Company upon conversion of outstanding shares of the Company's 5% Cumulative Convertible Preferred Stock, Series E, and upon exercise of certain outstanding warrants.

         It is our opinion that the registration of the shares of Common Stock covered by the Registration Statement and the issuance of such shares have been duly authorized by all necessary corporate action by the Company. The shares of Common Stock which may be issued and sold will be, when issued in accordance with the terms and conditions of the agreements providing for their issuance, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                               Yours very truly,

                                               /s/ Taft, Stettinius & Hollister